Exhibit 99.1

Media Contact: Ruthann Baler Commonwealth Creative Associates (508) 620-6664 ruthannb@commcreative.com Bank Contact: William M Mahoney (508) 793-8369

CNB Financial Corp. Announces Third Quarter Results

Worcester, Mass. — November 10, 2008 — CNB Financial Corp., (OTCBB:CFNA) the parent company for Commonwealth National Bank, reported a net loss for the third quarter of $2.9 million, or $1.29 per diluted share, compared to net income of $92,000, or $0.04 per diluted share, for the comparable quarter in 2007.  The net loss for the first nine months of 2008 was $2.5 million, or $1.11 per share, compared to net income of $232,000, or $0.10 per diluted share for the same period of 2007.  The loss for the three and nine months ended September 30, 2008 was due to a $3.0 million non-cash other-than-temporary impairment charge on investments in Fannie Mae and Freddie Mac preferred stock, which was previously disclosed by the Company on September 8, 2008.

"The third quarter loss caused by the decline in the market value of Fannie Mae and Freddie Mac equities held in our investment portfolio, which was precipitated by U.S. Treasury’s action of placing Fannie Mae and Freddie Mac in conservatorship clouds an otherwise encouraging 2008.  Loans have increased, total assets have grown and the net interest margin is significantly improved.  Excluding the impairment charge, earnings have more than doubled on a year-over-year basis, reflecting the favorable results of our diligence in managing the net interest margin,” said President and CEO Charles R. Valade.

As a result of the Emergency Economic Stabilization Act of 2008 (“EESA”), which was enacted into law on October 3, 2008, the Company anticipates a deferred tax benefit of approximately $1.0 million during the fourth quarter associated with the other-than-temporary impairment losses recognized for the Company’s preferred stock holdings of Fannie Mae and Freddie Mac.

Despite the loss, the capital ratios of the Company and the Bank continue to exceed the levels necessary to be categorized as “well-

capitalized” under current banking regulatory requirements.  Total risk-based capital for the Company equaled 11.74% on September 30, 2008 (above the 10% requirement to qualify as “well capitalized”) and the leverage capital ratio equaled 8.21% (compared to the 5% requirement).

Total assets were $297.6 million at September 30, 2008, a 3% increase over the $289.5 million level at December 31, 2007.  Loans grew by $20 million, or 9%, and equaled $237.3 million at September 30, 2008.  Deposits and borrowed funds increased by $11.6 million, or 4%, to $277.5 million.

Net interest income increased to $2.6 million during the third quarter of 2008, a $524,000, or 25%, increase compared to the same period of 2007 and increased 19%, or $1.2 million, to $7.4 million on a year-to-date basis.  The net interest margin improved to 3.59% for the third quarter compared to 2.97% during the same period of 2007.  On a year-to-date basis, the net interest margin improved to 3.47% compared to 3.01% for the comparable 2007 period.

Non-interest income, excluding $184,000 in security gains recorded in the first quarter and the $3.0 million impairment loss recorded in the third quarter, totaled $362,000 for the first nine months of the year, a $13,000, or 4%, increase over the same period of 2007.  Non-interest expense equaled $6.6 million for the nine-month period ended September 30, 2008, an increase of $416,000, or 7%, compared to the same period of 2007.  The increase was primarily a result of increases in compensation, benefits, consulting and legal costs.  Expense reductions were recorded in occupancy, equipment and marketing costs.

The provision for loan losses increased during 2008 as a result of loan growth and also due to the downturn in the economy, which led to increased charge-offs and non-performing loans.  For the three and nine months ended September 30, 2008, the provision was $275,000 and $559,000,respectively, compared to $0 and $30,000, respectively, for the same periods of 2007.  Net charge-offs year-to-date were $527,000 and equaled 0.23% of average loans compared to $64,000 during the same period of 2007.  Non-performing assets (including OREO) totaled $3.2 million, or 1.09% of assets, at September 30, 2008 up from $1.5 million, or 0.51% of assets, at December 31, 2007.

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Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. It was the first new bank started in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury, 701 Church Street in Northbridge and 26 West Boylston Street in West Boylston, Massachusetts.

For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

This release contains forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of CNB Financial Corp.  These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. CNB Financial Corp.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of CNB Financial Corp. and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in CNB Financial Corp.’s market area, changes in real estate market values in CNB Financial Corp.’s market area, changes in relevant accounting principles and guidelines and inability of third party service providers to perform. Additional factors that may affect our results are discussed in CNB Financials Corp.’s annual report included in the section titled “Risk Factors”, and in other reports on file with the Securities and Exchange Commission.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, CNB Financial Corp. does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.